Exhibit 18

To the Board of Directors and Stockholders of

A.G. Edwards, Inc.:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended May 31, 2006, of the facts relating to the change in the Company’s accounting policy for the recognition of stock awards granted to retirement-eligible employees. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of A.G. Edwards, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to February 28, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of A.G. Edwards, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to February 28, 2006.

Yours truly,

/s/ Deloitte & Touche LLP

St. Louis, Missouri

July 7, 2006